SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD, 73A, 74U AND 74V.

FOR PERIOD ENDING 01/31/2005
FILE NUMBER 811-5686
SERIES NO.: 10

72DD     1.   Total income dividends for which record date passed during the period.(000's Omitted)
              Class A                        $   204
         2.   Dividends for a second class of open-end company shares
              (000's Omitted)
              Class C                        $ 3,678
              Class R                        $     1
              Institutional Class            $   233

73A.     1.   Payments per share outstanding during the entire current period:
              (form nnn.nnnn)
              Class A                        $000.1397
         2.   Dividends for a second class of open-end company shares
              (form nnn.nnnn)
              Class C                        $000.1220
              Class R                        $000.1272
              Institutional Class            $000.1520

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A                          1,815
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class C                         27,040
              Class R                             14
              Institutional Class              2,160

74V.     1.   Net asset value per share (to nearest cent)
              Class A                       $   9.97
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class C                        $  9.97
              Class R                        $  9.99
              Institutional Class            $  9.98